SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement             [ ]  Confidential, For Use of the
[X]  Definitive Proxy Statement                   Commission Only (as permitted
[ ]  Definitive Additional Materials              by Rule 14a-6(e)(2))
[ ]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12

                           CAPITAL TITLE GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)   Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
2)   Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
4)   Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
5)   Total fee paid:

--------------------------------------------------------------------------------
[ ] Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided  by  Exchange  Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1)   Amount previously paid:
                                ------------------------------------------
    2)   Form, Schedule or Registration Statement No.:
                                                      --------------------
    3)   Filing Party:
                      ----------------------------------------------------
    4)   Date Filed:
                    ------------------------------------------------------

                            CAPITAL TITLE GROUP, INC.
                            2901 East Camelback Road
                             Phoenix, Arizona 85016


                   -----------------------------------------
                            NOTICE OF ANNUAL MEETING
                                 OF STOCKHOLDERS
                           TO BE HELD ON MAY 16, 2000
                   -----------------------------------------

To Our Stockholders:

     The 2000 Annual Meeting of Stockholders (the "Annual Meeting") of Capital Title Group, Inc. (the "Company") will be held at 2:00 p.m., M.S.T., on Tuesday, May 16, 2000, at the offices of The Miller Group, 4909 East McDowell Road, Phoenix, Arizona 85008 for the following purposes:

     1.   To elect two directors to serve for three-year terms;

     2. To ratify the selection of Ernst & Young LLP as independent auditors for the Company for the fiscal year ending December 31, 2000;

     3. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof. Management is presently aware of no other business to come before the meeting.

     The Board of Directors has fixed the close of business on Monday, March 13, 2000 as the record date for the determination of Stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournments thereof (the "Record Date").

     All stockholders are cordially invited to attend the Meeting in person. To assure your representation at the Meeting, however, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the Meeting may vote in person even if he or she previously has returned a proxy.


                                         Dale A. Head
                                         Secretary

Phoenix, Arizona
March 22, 2000

                            CAPITAL TITLE GROUP, INC.
                            2901 East Camelback Road
                             Phoenix, Arizona 85016

                   -----------------------------------------

                                 PROXY STATEMENT

                   -----------------------------------------

IMPORTANT: IT IS IMPORTANT THAT YOUR SHAREHOLDINGS BE REPRESENTED AT THIS MEETING. PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY CARD IN THE ACCOMANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                            VOTING AND OTHER MATTERS

GENERAL

     The enclosed proxy is solicited on behalf of Capital Title Group, Inc., a Delaware corporation (the "Company"), by the Company's board of directors (the "Board of Directors") for use at the Annual Meeting of Stockholders to be held at 2:00 p.m. on Tuesday, May 16, 2000 (the "Meeting"), or at any adjournment thereof, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Stockholders. The Meeting will be held at the offices of The Miller Group, 4909 East McDowell Road, Phoenix, Arizona 85008.

     These proxy solicitation materials were mailed on or about March 31, 2000 to all stockholders entitled to vote at the Meeting.

VOTING SECURITIES AND VOTING RIGHTS

     Stockholders of record at the close of business on March 13, 2000 (the "Record Date") are entitled to notice of and to vote at the Meeting. On the Record Date, there were issued and outstanding 16,957,901 shares of the Company's Common Stock, $.001 par value (the "Common Stock").

     The presence, in person or by proxy, of the holders of a majority of the total number of shares of Common Stock outstanding constitutes a quorum for the transaction of business at the Meeting. Each Stockholder voting at the Meeting, either in person or by proxy, may cast one vote per share of Common Stock held on all matters to be voted on at the Meeting. The affirmative vote of a majority of the outstanding shares of Common Stock of the Company present in person or represented by proxy at the Meeting and entitled to vote (assuming that a quorum is present) is required for (i) the election of directors and (ii) for the ratification of the appointment of Ernst & Young LLP as the independent auditors of the Company for the year ending December 31, 2000.

     Votes cast by proxy or in person at the Meeting will be tabulated by the election inspectors appointed for the Meeting and will determine whether a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

VOTING OF PROXIES

     When a proxy is properly executed and returned, the shares it represents will be voted at the Meeting as directed. If no specification is indicated, the shares will be voted (i) "for" the election of directors; (ii) "for" the ratification of the appointment of Ernst & Young LLP as the independent auditors of the Company for the year ending December 31, 2000; and (iii) with respect to any other matters that may come before the meeting, as recommended by the Board of Directors or, if no such recommendation is given, at their own discretion.

REVOCABILITY OF PROXIES

     Any person giving a proxy may revoke the proxy at any time before its use by delivering to the Company written notice of revocation or a duly executed proxy bearing a later date or by attending the Meeting and voting in person.

SOLICITATION

     The cost of this solicitation will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Solicitation will be primarily by mailing this Proxy Statement to all stockholders entitled to vote at the meeting. The Company may reimburse brokers, banks and others holding shares in their names for others for the cost of forwarding proxy materials and obtaining proxies from beneficial owners. Proxies also may be solicited by certain of the Company's directors and officers, personally or by telephone or facsimile, without additional compensation.

ANNUAL REPORT AND OTHER MATTERS

     The 1999 Annual Report to Stockholders, which was mailed to stockholders with or preceding this Proxy Statement, contains financial and other information about the activities of the Company, but is not incorporated into this Proxy Statement and is not to be considered a part of these proxy soliciting materials. The information contained in the "Compensation Committee's Report on Executive Compensation", "Audit Committee Report" and "Performance Graph" below shall not be deemed "filed" with the Securities and Exchange Commission (the "SEC") or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     The Company will provide upon written request, without charge to each stockholder of record as of the Record Date, a copy of the Company's annual report on Form 10-KSB for the year ended December 31, 1999 as filed with the SEC. Any exhibits listed in the Form 10-KSB report also will be furnished upon request at the actual expense incurred by the Company in furnishing such exhibit. Any such request should be directed to the Company's Secretary at the Company's executive offices at 2901 East Camelback Road, Phoenix, Arizona, 85016.

             INFORMATION CONCERNING DIRECTORS AND CORPORATE OFFICERS

     The names, ages, and certain information concerning the Company's current directors and corporate officers are set forth below.

           Name                Age                  Position
           ----                ---                  --------

   Donald R. Head              61      Chairman of the Board; Chief Executive
                                       Officer
   Milton M. Ferrantelli       51      Executive Vice President
   Dale A. Head                64      Executive Vice President; Secretary
   Michael J. Benjamin         38      Vice President; Corporate Controller
   Deborah L. Campbell         42      Vice President
   Mark C. Walker              39      Vice President; Chief Financial Officer;
                                       Treasurer
   Richard A. Alexander        54      Director
   David C. Dewar              37      Director
   Theo F. Lamb                57      Director
   Robert B. Liverant          70      Director
   Stephen A McConnell         47      Director
   Ben T. Morris               53      Director

     DONALD R. HEAD is a co-founder of the Company's wholly-owned operating subsidiary, Capital Title Agency, Inc. ("Capital Title") and has served as its Chairman of the Board since its inception in 1981. Mr. Head is also the Chairman of the Board and Chief Executive Officer of the Company. Mr. Head co-founded Centurian Development and Investments, Inc., a custom designer and builder of residential homes, and is also a partner in America West Capital One LLC, a residential real estate developer in Yavapai County, Arizona. Mr. Head has previously served as a board member for both U.S. and Canadian public companies. He graduated from Arizona State University with a BA in Business and holds a law degree from the University of Arizona.

     MILTON M. FERRANTELLI joined Capital Title in November 1997 as a Vice President and as Assistant to the Chairman of Capital Title's Maricopa County, Arizona operations. In February 1998, Mr. Ferrantelli was appointed Executive Vice President of the Company and President of the Company's Arizona title and escrow operations. Prior to joining the Company, Mr. Ferrantelli purchased United Title Insurance Agency in 1986 with two active partners and served as its President and Chief Executive Officer, prior to its acquisition by Norwest Financial in 1994. Mr. Ferrantelli has over twenty years of experience in the title and escrow industry in the Arizona marketplace. He holds a BA from Arizona State University and has completed post-graduate work.

     DALE A. HEAD joined Capital Title Group, Inc. as Executive Vice President and General Counsel in October 1998. He has served as General Counsel for Capital Title Agency, a wholly owned subsidiary of Capital Title Group, Inc., since 1982. Mr. Head has over thirty five years legal expertise that includes general civil practice in state and federal courts, commercial and real estate, and corporate and business litigation in the state of Arizona. Mr. Head completed his undergraduate education at Arizona State University and received his L.L.B. Degree from the University of Arizona. He is currently a member of the Arizona State Bar.

     MICHAEL J. BENJAMIN joined Capital Title in November 1996 as a Vice President and serves as the Corporate Controller. Prior to joining the Company, Mr. Benjamin was employed by Semple & Cooper, PLC. Mr. Benjamin was an Audit Manager with Semple & Cooper, PLC from 1995 to 1996. He is a graduate of Florida Atlantic University with a BA in Accounting and is a Certified Public Accountant.

     DEBORAH L. CAMPBELL is a Vice President of Capital Title. Ms. Campbell has been employed by Capital Title for more than 14 years, most recently as Director of Human Resources and has held various positions, including serving as a trust officer and overseeing all compliance regulations.

     MARK C. WALKER has served as Vice President and Chief Financial Officer of the Company since March 1998. Prior thereto, Mr. Walker had served as Vice President and Chief Financial Officer of Main Street and Main Incorporated, a publicly traded company, since February 1993. From July 1988 to February 1993, Mr. Walker was Controller of the OEM Division of Executone Information Systems, Inc. He is a graduate of the University of Northern Iowa and is a Certified Public Accountant.

     RICHARD A. ALEXANDER joined the Company as Director in January 1999. Since September 1996, he has served as President, Sales and Marketing, of GE Capital Residential Connections Corporation, a unit of GE Capital Mortgage Corporation, which is a part of GE Capital, a diversified financial service company. Prior thereto, Mr. Alexander was President and General Manager of United General Information Services, and Executive Vice President of United General Financial Services, Inc. He previously served as Division President for TRW's Real Estate Loan Services Division taking the start-up company to over $200 million in revenue in five years. He also served as President and Chief Executive Officer of TRW Title Insurance where he structured the acquisition of three title insurance underwriting companies growing revenue from $40 million to over $320 million.

     DAVID C. DEWAR has been a Director of Capital Title Group since August 1997. Mr. Dewar is the President and Chief Executive Officer of Magellan
Corporations, a fully integrated real estate organization that provides comprehensive investment management services. Mr. Dewar is a graduate of Ryerson University in Toronto, Canada, where he received a Bachelor of Technology degree in Architecture and Project Management and a diploma in Economics.

     THEO F. LAMB is a co-founder of Capital Title Agency, Inc. and has served as a Director of Capital Title since its inception in 1981. Mr. Lamb has been a Director of the Company since May 1996. He is the owner of Lamb Chevrolet, Inc. in Prescott, Arizona, a retail car dealership for Cadillac, Oldsmobile, Chevrolet, Subaru and Nissan automobiles. He has served as a member of the Chevrolet and Subaru National Dealer Counsels and was elected to the Regional Dealer Counsels for Oldsmobile and Cadillac. He was the managing partner in several land and commercial property developments in the Prescott area. Mr. Lamb is a graduate of Southern Methodist University holding a BS degree in Business.

     ROBERT B. LIVERANT has been a Director of the Company since May 1996. Mr. Liverant is a retired Chartered Accountant who was a Senior Partner in the Firm of Liverant Yip and Co. in British Columbia for 20 years, specializing in audits of public companies. Mr. Liverant was also a partner in the firm of Smythe Ratcliffe and Associates and a member of the firm of Pannell Kerr Forester, an international accounting firm. Mr. Liverant has several real estate investments. He has served as a director of more than 15 Canadian public companies. Mr. Liverant holds a BA degree with an economics major from the University of British Columbia.

     STEPHEN A MCCONNELL has been a Director of the Company since September 1996. He is the President of Solano Ventures, a firm involved in private capital investments. He is currently Chairman of G-L Industries, LLC, a Salt Lake city-based manufacturer of wood glu-lam beams used in the construction industry. He has served, between 1991 and 1997, as Chairman of the Board and majority stockholder in Mallco Lumber & Building Materials, Inc., a wholesale distributor of construction lumber and doors. From 1991 to 1995, Mr. McConnell was President of Belt Perry Associates, Inc., a property tax appeal firm. He was President and Chief Executive Officer of N-W Group, Inc., a publicly held corporation, from 1985 through 1991. Mr. McConnell presently serves on the boards of Vodavi Technologies, Inc., Mobile Mini, Inc. and JDA Software Group, Inc. Mr. McConnell holds a BA from Harvard College and an MBA from Harvard Business School.

     BEN T. MORRIS has been a director of the Company since May 1998. He is a Director of Pinnacle Global Group, a financial services firm, and is President and CEO of Sanders Morris Harris, its largest wholly owned subsidiary. Sanders Morris Harris is a market maker for the Company's Common Stock and acted as placement agent for the Company's $5.0 million private placement in April 1999. He is also a director of American Equity Investment Life Holding Company. Mr. Morris served as Chief Operating Officer of Tatham Corporation from 1980 until 1984. Prior thereto, he was employed by Mid American Oil Company from 1973 until 1980, serving as Chief Financial Officer until 1979 and as President in 1979 and 1980. Mr. Morris has a BBA from the University of North Texas.

     There are no family relationships among any of the Directors.

     MEETINGS OF THE BOARD OF DIRECTORS. During the year ended December 31, 1999, the Board of Directors of the Company met on four occasions. Each of the Directors attended 75% or more of the meetings of the Board of Directors and of the meetings held by such committees of the Board on which he served.

     AUDIT COMMITTEE. The Audit Committee, which has adopted a formal written charter, makes recommendations to the Board concerning the selection of outside auditors, reviews the financial statements of the Company and considers such other matters in relation to the internal controls and external audit of the financial affairs of the Company as may be necessary or appropriate in order to facilitate accurate and timely financial reporting. The Audit Committee, currently comprised of Richard A. Alexander, Robert B. Liverant and Stephen A McConnell, held three meetings in 1999 and believes it satisfied its responsibilities during the past year in compliance with its charter.

     COMPENSATION COMMITTEE. The Compensation Committee, which was formed on April 8, 1997, reviews all aspects of compensation of executive officers of the Company and makes recommendations on such matters to the full Board of Directors. The Compensation Committee, comprised of Theo F. Lamb, David C. Dewar and Ben T. Morris held one meeting during 1999. All current committee members are expected to be nominated for re-election at a Board meeting to be held following the Annual Meeting of Shareholders.

COMPENSATION OF DIRECTORS

     Effective as of March 1998, non-employee directors began receiving a fee of $500 per month, which was increased to $1,000 per month effective March 1999. In addition, non-employee directors are entitled to receive regular stock option grants under the Directors Plan and to receive reimbursement for reasonable expenses incurred in attending board meetings.

                             EXECUTIVE COMPENSATION

     The following table summarizes all compensation paid to the Company's Chief Executive Officer and the Company's other four most highly compensated executive officers (the "Named Executive Officers") who received salary and bonus in excess of $100,000 for services rendered to the Company during the years ended December 31, 1999, 1998 and 1997.

                           SUMMARY COMPENSATION TABLE


                                       Annual Compensation
                           ---------------------------------------  Restricted   Securities
          Name and                                    Other Annual    Stock      Underlying  LTIP      All Other
     Principal Position    Year    Salary    Bonus    Compensation    Awards      Options   Payouts  Compensation(2)
     ------------------    ----    ------    -----    ------------    ------      -------   -------  ------------
Donald R. Head,            1999   $200,000  $  3,792    $ -0-          -0-          -0-      $ -0-      $ 9,600
Chairman of the Board and  1998    191,538    76,807      -0-          -0-          -0-        -0-       10,400
Chief Executive Officer    1997    121,240       -0-      -0-          -0-          -0-        -0-            0

Andrew A. Johns,           1999    207,824    13,569      -0-          -0-          -0-        -0-        8,633
President(1)               1998    129,750    43,996      -0-          -0-          -0-        -0-       10,319


Milton M. Ferrantelli,     1999    132,000   101,000      -0-          -0-          -0-        -0-        8,438
Executive Vice President   1998    131,000    47,999      -0-          -0-          -0-        -0-        5,200

Dale A. Head, Executive    1999    150,000     2,320      -0-          -0-          -0-        -0-        7,500
Vice President

Mark C. Walker, Vice       1999    120,000     1,855      -0-          -0-          -0-        -0-        6,300
President, CFO and
Treasurer

----------
(1) Mr. Johns retired as an officer and director of the Company effective November 30, 1999.
(2)  Includes car allowance and the Company's contribution to the 401(k) plan.

     The Company did not grant stock options to any of the Named Executive Officers during the last fiscal year.

AMENDMENT OR REPRICING OF OPTIONS

     During the 1999 fiscal year, the Company did not amend or reprice any of its stock options held by executive officers of the Company, with the exception of options granted to Mr. Johns on May 23, 1996 to purchase 125,000 shares of Common Stock for $1.00 per share. The term of Mr. Johns' options were extended to September 1, 2003.

     The following table sets forth certain information concerning each exercise of stock options during the year ended December 31, 1999 by the Named Executive Officers and the aggregated fiscal year-end value of the unexercised options of such Named Executive Officers.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                      OPTION VALUE AS OF DECEMBER 31, 1999

                                                                                      Value of Unexercised
                                                   Number of Unexercised Options    In-the-Money Options at
                         Shares         Value          at Fiscal Year End (#)        Fiscal Year End ($)(2)
                        Acquired     Realized Upon  ----------------------------  ----------------------------
     Name            on Exercise(#)   Exercise ($)  Exercisable    Unexercisable  Exercisable    Unexercisable
     ----            --------------   ------------  -----------    -------------  -----------    -------------
Donald R. Head             -0-           -0-          150,000             -0-       $112,500           -0-
Andrew A. Johns (1)        -0-           -0-          125,000             -0-       $ 93,750           -0-
Milton M. Ferrantelli      -0-           -0-           50,000          75,000       $ 37,500       $37,500
Dale A. Head               -0-           -0-           20,000         100,000       $ 15,000           -0-
Mark C. Walker             -0-           -0-              -0-         100,000            -0-           -0-

----------
(1) Mr. Johns retired as an officer and director of the Company effective November 30, 1999
(2) Based on the bid price of the Common Stock of $1.75 per share as reported on the Nasdaq SmallCap Market on December 31, 1999.

STOCK OPTION PLANS

1996 STOCK OPTION PLAN

     The Company's 1996 Stock Option Plan (the "1996 Plan") currently authorizes the Board to grant options to employees of the Company to purchase up to an aggregate of 3,900,000 shares of Common Stock. Officers and other employees of the Company who, in the opinion of the Board of Directors, are responsible for the continued growth and development and the financial success of the Company are eligible to be granted options under the 1996 Plan. Options may be non-qualified options, incentive stock options, or any combination of the foregoing. In general, options granted under the 1996 Plan are not transferable and expire five years after the date of grant. The per share exercise price of an incentive stock option granted under the 1996 Plan may not be less than the fair market value of the Common Stock on the date of grant. Incentive stock options granted to persons who have voting control over 10% or more of the Company's capital stock are granted with an exercise price of at least 110% of the fair market value of the underlying shares on the date of grant. No option may be granted after May 23, 2006.

     The 1996 Plan provides the Board of Directors with the discretion to determine when options granted thereunder will become exercisable. Unless otherwise provided, 50% of the options granted may be exercised after two years from the date of grant and the remaining 50% of the options may be exercised after three years from the date of grant at any time prior to expiration, so long as the optionee remains employed by the Company. No option granted under the 1996 Plan is transferable by the optionee other than by will or the laws of descent and distribution, and each option is exercisable during the lifetime of the optionee only by the optionee.

     As of March 1, 2000, the Board has authorized the grant under the 1996 Plan of options to purchase 2,725,950 shares of Common Stock, with exercise prices ranging from $1.00 to $3.63 per share.

NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

     The Company also has a Non-Employee Directors Stock Option Plan (the "Directors Plan"), under which only non-employee directors are eligible to receive options. Options to purchase up to 600,000 shares are authorized for issuance under the Directors Plan. As of March 1, 2000, options to purchase 496,000 shares of Common Stock have been granted under the Directors Plan at exercise prices ranging from $1.00 to $4.00 per share. All options granted under the Directors Plan will be subject to the same vesting schedule applicable to options granted under the 1996 Plan. All options granted or to be granted under the Directors Plan are non-qualified stock options.

         Each non-employee director who joins the Board of Directors will receive options to acquire 15,000 shares of the Company's Common Stock. In addition to the foregoing option grants, each year, every non-employee director automatically receives options to acquire 10,000 shares of the Company's Common Stock on the third business day following the date the Company publicly announces its annual financial results; provided that such director has attended at least 75% of the meetings of the Board of Directors and of the Board Committees of which such director is a member in the preceding fiscal year. The exercise price of all options granted under the Directors Plan is the fair market value of the Company's Common Stock on the date of grant.

     No option granted under the Directors Plan is transferable by the optionee other than by will or the laws of descent and distribution, and each option is exercisable during the lifetime of the optionee only by the optionee.

EMPLOYMENT AGREEMENTS

     DONALD R. HEAD. On June 1, 1996, Donald R. Head entered into an Employment Agreement with the Company, which provides for his services as Chairman of the Board and Chief Executive Officer (as subsequently amended and in effect on the date hereof, the "Head Agreement"). The Head Agreement is for a five-year term with an amended commencement date of April 1, 1998. The Agreement is extended one additional year on the first anniversary after the commencement date, and on each succeeding anniversary thereafter, subject to cancellation of any further extensions on 60-day notices given prior to the next applicable anniversary date. The Head Agreement may be terminated by the Company for cause, including upon (i) conviction of a willful or intentional crime, (ii) absence from work for more than 180 consecutive days and (iii) the material failure by Mr. Head to perform his duties.

     The Head Agreement currently provides for annual base salary of $200,000, plus an annual bonus equal to 4% of the Company's audited pretax net profits on all Company operations and reflecting certain adjustments, calculated according to generally accepted accounting principles applicable to title insurance agencies consistently applied but without giving effect to certain employee bonus payments; provided, that the bonus amount shall not exceed 200% of base salary as in effect on the date hereof. Such bonus shall be determined and paid within three months following the end of each fiscal year. In addition, the Head Agreement provides for a car allowance of $800 per month.

     The Head Agreement provides that if Mr. Head's employment is terminated without cause and for reasons other than death or disability or if Mr. Head resigns for any reason during a two-year period following a Change-in-Control (as defined in the Head Agreement) of the Company, the Company will pay Mr. Head severance compensation in an amount equal to 300% of his annual base salary at such time.

     MILTON M. FERRANTELLI. On June 17, 1997, Milton M. Ferrantelli entered into an Employment Agreement (the "Ferrantelli Agreement") with the Company. The Ferrantelli Agreement was based on certain conditions which were met on November 10, 1997, the effective date of the Ferrantelli Agreement, which provides for his services as Assistant to the Chairman of Capital Title Agency's Maricopa County operations. The term of the Ferrantelli Agreement is through October 2004, and compensation thereunder is $132,000 per year plus additional compensation, subject to various limits, equal to (i) three and one-third percent of the Company's pretax income on operations in Maricopa County, Arizona, plus (ii) five percent of Company's pretax income on operations in each other Arizona county (not to exceed $10,000 for any such other county). In addition, the Ferrantelli Agreement provides for a car allowance of $600 per month.

     DALE A. HEAD On June 19, 1998, Dale A. Head entered into an Employment Agreement (the "D.A. Head Agreement") with the Company. The term of the D.A. Head Agreement is through September 2003 and compensation thereunder is $150,000 per year plus a car allowance of $500 per month.

     MARK C. WALKER On March 7, 1998, Mark C. Walker entered into an Employment Agreement (the "Walker Agreement") with the Company. The term of the Walker Agreement is through March 2004 and compensation thereunder is $120,000 per year plus a car allowance of $500 per month.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS OR FUTURE FILINGS UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 THAT MIGHT INCORPORATE BY REFERENCE THIS INFORMATION STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING REPORTS AND THE PERFORMANCE GRAPH WHICH FOLLOWS SHALL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

COMPENSATION PHILOSOPHY

     Decisions on compensation of the Company's executive officers are made by the Compensation Committee of the Board of Directors. The Compensation Committee, which is responsible for setting and administering the policies that govern both annual compensation and stock ownership programs, held one meeting during 1999. In general, the compensation policies and practices are based upon the following subjective principles:

- Compensation programs should reflect and promote the Company's goals and reward individuals for contributions to the Company's success in achieving its goals.

- Compensation should be related to the value created for the Company's stockholders.

- Compensation programs should integrate both the long- and short-term strategies of the Company.

- Compensation programs should provide incentive for excellence in individual performance and promote teamwork among the Company's management.

- Compensation programs should be designed to attract and retain executives critical to the success of the Company.

- Stock ownership by management and stock-based compensation plans are beneficial in aligning management's and the stockholders' interest in the enhancement of stockholder value.

     Total compensation for each member of senior management is set at levels which the Compensation Committee believes are competitive in relation to companies of similar type and size; however, no independent investigation of such levels has been conducted by the Compensation Committee. The components of executive compensation include base salary, equity participation in the Company in the form of options to purchase common stock, and a bonus program. Due to the level of compensation received by the executive officers of the Company, the Compensation Committee has not yet deemed it necessary to adopt a policy regarding the one million dollar cap on deductibility of certain executive compensation under Section 162(m) of the Internal Revenue Code.

BASE SALARY

     The Compensation Committee establishes base salaries for the Company's executive officers at levels considered appropriate in light of the duties and scope of responsibilities of each officer's position. In this regard, the Compensation Committee considers the compensation practices and corporate financial performance of similarly situated companies. In evaluating base salary levels, the Compensation Committee takes into account a number of factors, including (but not limited to) management's efforts to improve levels of sales and profitability and to expand the Company's markets. The Compensation Committee also takes into account management's consistent commitment to the long-term success of the Company through the development of new operations and through implementing strategic business acquisition opportunities.

     Based upon its evaluation of these factors, the Compensation Committee believes that senior management is dedicated to achieving long-term financial improvements, and that the compensation policies, plans and programs administered by the Compensation Committee contribute to management's commitment. The Compensation Committee attempts to assimilate all of the foregoing factors when it renders its compensation decisions; however, the Compensation Committee recognizes that its decisions are primarily subjective in nature due to the subjective nature of the criteria. The Compensation Committee does not assign any specified weight to the criteria it considers.

     Base salary recommendations are fixed at levels which the Compensation Committee believes is paid to management with comparable qualifications, experience and responsibilities at other corporations of similar size engaged in businesses similar to that of the Company.

STOCK OPTIONS

     The Compensation Committee administers the Company's 1996 Stock Option Plan (the "1996 Plan") and through a management committee comprised of Mr. Head and Mrs. Campbell determines those employees of the Company who are eligible to participate in the 1996 Plan. The exercise price of options granted under the 1996 Plan is never less than the fair market value of the Company's Common Stock on the day of grant. The number of options granted by the Compensation Committee under the 1996 Plan are based upon the Compensation Committee's evaluation of the same factors described above under "Base Salary." The Compensation Committee also takes into account the relative scope of accountability and the anticipated performance requirements and contributions of each participating employee, as well as each participating employee's current equity participation in the Company. During the fiscal year ending December 31, 1999, options to purchase up to 839,950 shares of common stock pursuant to the 1996 Plan were granted to various employees of the Company and its subsidiaries.

BONUS COMPENSATION

     Certain officers have employment agreements with the Company that provide for the payment of bonus compensation in amounts determined based on Company profitability. The Compensation Committee also makes discretionary bonus payments to officers and employees. Determinations of the Compensation Committee with regard to the award of discretionary bonus compensation are generally based upon the Compensation Committee's evaluation of the same factors described above under "Base Salary" and other subjective criteria.

CHIEF EXECUTIVE OFFICER

     Mr. Head has served as Chairman of the Board and Chief Executive Officer of the Company since its inception. As Chief Executive Officer, Mr. Head receives a base salary and is eligible to receive stock options under the 1996 Plan and is eligible to receive bonus compensation pursuant to a formula set forth in the Head Agreement described above. The Compensation Committee's evaluation process with respect to the Chief Executive Officer's compensation is comprised of the same components that are utilized by the Compensation Committee in evaluating the compensation of other members of senior management.

                                Submitted by the Capital Title Group, Inc.
                                Compensation Committee of the Board of Directors

                                David C. Dewar
                                Theo F. Lamb
                                Ben T. Morris


                             AUDIT COMMITTEE REPORT

     The Audit Committee, which has adopted a formal written charter, makes recommendations to the Board concerning the selection of outside auditors, reviews the financial statements of the Company and considers such other matters in relation to the internal controls and external audit of the financial affairs of the Company as may be necessary or appropriate in order to facilitate accurate and timely financial reporting. The Audit Committee held three meetings in 1999 and believes it satisfied its responsibilities during the past year in compliance with its charter.

     The Audit Committee has reviewed the 1999 audited financial statements with management and the independent auditors and has recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report and Form 10-KSB. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61 and have received written disclosure regarding the independent accountant's independence.

                                Submitted by the Capital Title Group, Inc.
                                Audit Committee of the Board of Directors

                                Richard A. Alexander
                                Robert B. Liverant
                                Stephen A McConnell

STOCK PRICE PERFORMANCE

     Set forth below is a line graph comparing the cumulative total return of the Company's Common Stock with the cumulative total return of the Nasdaq Stock Market Index (U.S.) and a peer group of companies engaged in the title insurance industry (SIC codes 6360 - 6369) for the period from May 15, 1997 through December 31, 1999 (including the reinvestment of dividends, if any). The following graph assumes a $100 investment on May 15, 1997. Price data for the Company's Common Stock is based on the closing bid price for the relevant measurement dates as reported by the Nasdaq Small Cap Market for 1998 and 1999 and prior to that by the OTC Bulletin Board (which quotations represent prices between dealers and do not include retail markup, markdown or commissions and may not reflect actual transactions). The performance graph below shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement by reference into any filing under, and shall not otherwise be deemed filed under, either the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference.

                               [PERFORMANCE GRAPH]



                                        5/15/97   12/31/97   12/31/98   12/31/99
                                        -------   --------   --------   --------
Capital Title Group, Inc.                $100       $ 52       $112       $ 58
Nasdaq Stock Market - U.S. Companies     $100       $118       $165       $300
Peer Group: SIC Codes  6360 - 6369
  (Title Insurance)                      $100       $160       $201       $128

           SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

     The following table sets forth, as of March 15, 2000, the beneficial ownership of shares of Common Stock of the Company by (i) each person known by the Company to beneficially own more than 5% of the Company's Common Stock, (ii) each Director, (iii) each Named Executive Officer and (iv) all Directors and executive officers of the Company as a group. This information was determined in accordance with Rule 13 (d)-3 under the Securities Exchange Act of 1934, as amended, and is based upon the information furnished by the persons listed below. Except as otherwise indicated, each shareholder listed possesses sole voting and investment power with respect to the shares indicated as being beneficially owned.

                                        Number of Shares          Percent of
Name and Address (1)                   Beneficially Held         Ownership (2)
--------------------                   -----------------         -------------

Donald R. Head (3)                     2,525,085 (4)(5)(6)            14.8%
Milton M. Ferrantelli                     62,500 (7)                   0.4%
Dale A. Head                             139,518 (4)(8)                0.8%
Michael J. Benjamin                       25,000 (9)                   0.1%
Deborah L. Campbell                       25,000 (9)                   0.1%
Mark C. Walker                            51,000 (10)                  0.3%
Richard A. Alexander                     200,000 (6)                   1.2%
David C. Dewar                            82,500 (11)                  0.5%
Theo F. Lamb                           2,268,723 (6)(12)(13)          13.3%
Robert B. Liverant                       140,000 (13)                  0.8%
Stephen A McConnell                      127,037 (13)                  0.7%
Ben T. Morris                             59,537 (14)                  0.4%
All directors and executive
  officers as a group (12 persons)     5,405,900                      31.0%

----------
(1) Mailing Address of each beneficial owner is c/o Capital Title Group, Inc., 2901 East Camelback Road, Phoenix, Arizona 85016.
(2) The percentages shown include the shares of Common Stock actually owned as of March 15, 2000 and the shares of Common Stock that the person or group had the right to acquire within 60 days of such date. In calculating the percentage of ownership, all shares of Common Stock that the identified person or group had the right to acquire within 60 days of March 15, 2000 upon the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage of the shares of Common Stock owned by such person or group, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of Common Stock owned by any other person.
(3)  Shares beneficially held in The Head Revocable Trust Dated April 1, 1975.
(4) Mr. Don Head has granted an option to Mr. Dale Head to purchase 200,000 shares of Common Stock at $1.00 per share. This option may be exercised as to not exceed 100,000 of the option shares not earlier than February 15, 2002, and as to the remaining shares, not later than February 15, 2005. The 100,000 vested shares underlying this option were included for Mr. Dale Head in computing his percentage of ownership.
(5) Includes options to purchase 150,000 shares of Common Stock, for $1.00 per share.
(6) During 1999, Mr. Don Head and Mr. Theo Lamb each granted an option to Mr. Richard Alexander to purchase 100,000 shares of Common Stock at $3.00 per share expiring three years from the date of grant. The shares underlying this option have been included for Mr. Head, Mr. Lamb and Mr. Alexander in computing their percentage of ownership, but were only included once in computing the percentage ownership of all directors and officers as a group.
(7) Includes options to purchase 62,500 shares of Common Stock, for $1.00 per share.
(8) Includes options to purchase 20,000 shares of Common Stock, for $1.00 per share.
(9) Includes options to purchase 25,000 shares of Common Stock, for $1.00 per share.
(10) Includes options to purchase 50,000 shares of Common Stock, for $2.00 per share.
(11) Includes options to purchase 12,500 shares of Common Stock, for a weighted average of $1.40 per share.
(12) Includes warrants to purchase 10,000 shares of Common Stock, for $2.50 per share.
(13) Includes options to purchase 30,000 shares of Common Stock, for a weighted average of $1.17 per share.
(14) Includes options to purchase 7,500 shares of Common Stock, for $2.50 per share. Excludes warrants to purchase 308,642 shares of Common Stock for $1.63 per share issued to Sanders Morris Harris in connection with a private placement in April 1998. Mr. Morris is a principal with Sanders Morris Harris, which is also a market maker for the Company's Common Stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During fiscal years 1998 and 1997, the Company paid $55,866 and $41,260 respectively, to Dale A. Head for legal services performed by his firm. Dale A. Head is Donald R. Head's brother. Mr. Dale A. Head has discontinued his private law practice and has served as the Company's Executive Vice President, Corporate General Counsel and Secretary since October 1998.

                COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who beneficially own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Executive officers, directors and greater than 10% stockholders are also required to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that all filing requirements applicable to its executive officers, directors, and greater than ten-percent beneficial owners were complied with during the fiscal year ending December 31, 1999.

                              PROPOSAL NUMBER ONE:
                              ELECTION OF DIRECTORS

     The Board of Directors currently consists of seven members and is divided into three classes, with the terms of two directors ("Class 3 Directors") expiring at the Annual Meeting, the terms of three directors ("Class 1 Directors") expiring at the 2001 annual meeting of stockholders and the terms of two directors ("Class 2 Directors") expiring at the 2002 annual meeting of stockholders. Each class of directors up for election each year will be elected for a three-year term. Accordingly, the terms of one class of directors, or approximately one-third of the Company's directors, expires each year.

     Robert B. Liverant and Stephen A McConnell have been nominated for election as Class 3 Directors. If elected, their terms will expire at the 2003 annual meeting of stockholders. Biographical information regarding each of these nominees is set forth elsewhere in this Proxy Statement.

     If any nominee should become unavailable for any reason, which the Board of Directors does not anticipate, the proxy will be voted for any substitute nominee or nominees who may be selected by the Board of Directors prior to or at the Annual Meeting, or, if no substitute is selected by the Board of Directors prior to or at the Annual Meeting, for a motion to reduce the present membership of the Board to the number of nominees available and to create an additional vacancy to be filled by the Board of Directors.

     The election of the director nominees will require the affirmative vote of a plurality of the votes cast by the stockholders present at the meeting and entitled to vote. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR ELECTION OF EACH OF THE FOREGOING NOMINEES.

                              PROPOSAL NUMBER TWO:
                          RATIFICATION OF SELECTION OF
                             INDEPENDENT ACCOUNTANTS

     The Company has appointed Ernst & Young LLP ("E&Y") as its independent auditors and principal accountants for the fiscal year ending December 31, 2000. E&Y served as the Company's independent auditors and principal accountants for the fiscal years ending December 31, 1997, 1998 and 1999.

     A representative of E&Y will attend the Annual Meeting for the purpose of responding to appropriate questions and will be afforded an opportunity to make a statement if they so desire.

     The affirmative vote of a majority of the shares of Common Stock present or represented by valid proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of E&Y as the Company's independent auditors and principal accountants for the fiscal year ending December 31, 2000. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF E&Y AS INDEPENDENT AUDITORS.

                              STOCKHOLDER PROPOSALS

     Any stockholder who wishes to present any proposal for stockholder action at the next Annual Meeting of Stockholders to be held in 2001, must be received by the Company's Secretary, at the Company's offices, not later than December 2, 2000, in order to be included in the Company's proxy statement and form of proxy for that meeting. Such proposals should be addressed to the Corporate Secretary, Capital Title Group, Inc., 2901 East Camelback Road, Phoenix, Arizona 85016. If a shareholder proposal is introduced at the 2001 Annual Meeting of Stockholders without any discussion of the proposal in the Company's proxy statement, and the stockholder does not notify the Company on or before February 15, 2001, as required by SEC Rule 14(a)-4(c)(1), of the intent to raise such proposal at the Annual Meeting of Stockholders, then proxies received by the Company for the 2001 Annual Meeting of Stockholders will be voted by the persons named as such proxies in their discretion with respect to such proposals. Notice of such proposal is to be sent to the above address.

                                  OTHER MATTERS

     The Annual Meeting is being held for the purposes set forth in the Notice that accompanies this Proxy Statement. The Board of Directors is not presently aware of any business to be transacted at the Annual Meeting other than as set forth in such Notice. However, if other matters properly come before the meeting, the persons named in the accompanying proxy intend to vote as recommended by the Board of Directors or, if no such recommendation is given, in accordance with their own discretion.

                        1999 ANNUAL REPORT ON FORM 10-KSB

     The Company files annual reports on Form 10-KSB with the SEC. A copy of the annual report for the fiscal year ended December 31, 1999 may be obtained, free of charge, upon written request by any stockholder to Capital Title Group, Inc., 2901 East Camelback Road, Phoenix, Arizona 85016, Attention: Stockholder Relations.

                                          By Order of the Board of Directors

                                          Donald R. Head
         March 22, 2000                   Chairman of the Board

                                [FRONT OF CARD]

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                            CAPITAL TITLE GROUP, INC.
                       2000 ANNUAL MEETING OF STOCKHOLDERS


The undersigned stockholder of CAPITAL TITLE GROUP, INC., a Delaware corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement of the Company, each dated March 22, 2000, and hereby appoints Donald R. Head and Mark C. Walker, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2000 Annual Meeting of Stockholders of the Company, to be held on Tuesday, May 16, 2000, at 2:00 p.m., MST, at the offices of The Miller Group, 4909 East McDowell Road, Phoenix, Arizona and at any adjournment or adjournments thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

1. ELECTION OF DIRECTORS:

   [ ] FOR all nominees listed below    [ ] WITHHOLD AUTHORITY to vote for all
       (except as indicated)                nominees listed below:

   If you wish to withhold authority to vote for any individual nominees, strike a line through that nominee's name in the list below:

                 Robert B. Liverant                Stephen A McConnell

2. PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG, L.L.P. AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING
   DECEMBER 31, 2000:

             [ ]  FOR        [ ] AGAINST       [ ] ABSTAIN

and upon such matter or matters that may properly come before the meeting or any adjournment or adjournments thereof.

                                    (Continued and to be signed on reverse side)

                               [REVERSE OF CARD]

(Continued from other side)

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS; FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG, LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY; AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

A majority of such attorneys or substitutes as shall be present and shall act at said meeting or any adjournment or adjournments thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said attorney-in-fact hereunder.

                                        (This Proxy  should be dated,  signed by
                                        the stockholder(s) exactly as his or her
                                        name   appears   heron,   and   returned
                                        promptly  in  the   enclosed   envelope.
                                        Persons signing in a fiduciary  capacity
                                        should so  indicate.  If shares are held
                                        by  joint   tenants   or  as   community
                                        property,   both   stockholders   should
                                        sign.)


                                        Dated:                          , 2000
                                              --------------------------

                                        ----------------------------------------
                                                        (Signature)

                                        ----------------------------------------
                                                (Signature if jointly held)

  PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD IN THE ENCLOSED ENVELOPE.